KPMG LLP
205 5th Avenue SW
Suite 3100
Calgary AB T2P 4B9
Tel (403) 691-8000
Fax (403) 691-8008
www.kpmg.ca

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of Kolibri Global Energy Inc.

We, KPMG LLP, consent to the use of our report dated March 11, 2021, on the consolidated financial statements of Kolibri Global Energy Inc., which comprise the consolidated statements of financial position as at December 31, 2020 and December 31, 2019, the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years then ended, and the related notes, which is included herein included in the registration statement on Form F-7 dated November 23, 2021 of Kolibri Global Energy Inc.

/s/ KPMG LLP

Chartered Professional Accountants

Calgary, Canada

November 23, 2021